Exhibit 99.1

Contact: Edward R. Carlin
               Chief Financial Officer
               (865) 966-2000

GOODY’S FAMILY CLOTHING ANNOUNCES MARCH SALES

Knoxville, Tennessee (April 7, 2005) — Goody’s Family Clothing, Inc. (Nasdaq:GDYS) today reported total sales for the fiscal month of March 2005 (the five weeks ended April 2, 2005) of $119.1 million, a decrease of 5.3% from total sales of $125.7 million for the fiscal month of March 2004 (the five weeks ended April 3, 2004). Comparable store sales for March 2005 decreased 9.2% from March 2004.

Total sales for the first two months of fiscal 2005 (February and March) decreased 1.5% to $199.6 million from $202.7 million during the same period last year. Comparable store sales for the first two months of fiscal 2005 decreased 6.0% from the same period last year.

“We believe that the unusually cold and wet weather experienced throughout our markets during most of the month, together with higher gas prices, largely contributed to the sales decrease for March, which was significantly below plan,” commented Robert M. Goodfriend, Chairman and Chief Executive Officer. “We did experience better business during three or four days of warm weather toward the end of the month. As previously reported, we were more promotional all through the month in an effort to stimulate sluggish sales. As a result, margins in March were also significantly below plan and last year. Unless there is significant improvement in sales and margins for the remainder of the quarter, the Company expects first quarter earnings to be significantly lower than the record $0.24 per diluted share reported for the first quarter last year. Inventory levels on a per-square-foot basis at the end of March 2005 were about the same as the levels at the end of March 2004.”

On April 21, 2005, the Company plans to open three new stores, one each in Massillon, Ohio, Warrensburg, Missouri, and Odessa, Texas. The Company closed its last store in Charlotte, North Carolina, on March 27, 2005, and another store in Sherman, Texas, on April 3, 2005. The Company expects to close a store in Lancaster, Ohio on April 9, 2005, and one in Springfield, Ohio, in May. The Company has no further financial obligations for these underperforming closed stores. In addition, on March 22, 2005, the Company temporarily closed a store in Birmingham, Alabama, due to fire.

This press release contains certain forward-looking statements that are based upon current expectations, business plans and estimates, and involve material risks and uncertainties including, but not limited to: (i) the ability to reverse the negative trend in comparable-store sales; (ii) the ability to avoid excess promotional pricing; (iii) weather conditions; (iv) the effectiveness of advertising and promotional events; (v) individual store performance, including new stores; (vi) the general economic conditions within the Company’s markets and an improvement in the overall retail environment; and (vii) trends affecting the Company’s financial condition, results of operations or cash flows.

Readers are cautioned that any such forward-looking statement is not a guarantee of future performance and involves risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. Additional information on risk factors that could potentially affect the Company’s financial results may be found in the Company’s 2003 Annual Report on Form 10-K filed with the Securities and Exchange Commission. Certain of such filings may be accessed through the Company’s web site, www.goodysonline.com, then choose “SEC Filings.”

Goody’s, headquartered in Knoxville, Tennessee, is a retailer of moderately priced family apparel. The Company currently operates 359 stores (compared with 338 stores at April 3, 2004) in the 20 states of Alabama, Arkansas, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Mississippi, Missouri, North Carolina, Ohio, Oklahoma, South Carolina, Tennessee, Texas, Virginia and West Virginia.

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